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                                  EXHIBIT 10.6

             FIDUCIARY AND PATENT ADMINISTRATION SERVICES AGREEMENT
                                 BY AND BETWEEN
                         TSANN KUEN ENTERPRISE CO., LTD.
                                       AND
                              TSANN KUEN USA, INC.

This FIDUCIARY AND PATENT ADMINISTRATION SERVICES AGREEMENT ("Agreement") is made and entered into as of 22 December, 2003, by and between Tsann Kuen Enterprise Co., Ltd. ("TKE"), a corporation organized and existing under the laws of the Republic of China, whose registered office is at SF, No. 331, Sec 1, TiDing Blvd., Nei hu, Taipei, Taiwan, and Tsann Kuen USA, Inc. ("TK USA"), a corporation organized and existing under the laws of the State of Illinois, whose registered office is at 2670 East Walnut Street Pasadena, California 91776, U.S.A.

                                    RECITALS

WHEREAS, TKE has developed certain inventions and intangibles and has paid for the development of the same; and

WHEREAS, TKE has sought and will continue to seek patent protection for certain of these inventions and intangibles in various jurisdictions throughout the world; and

WHEREAS, TKE has determined that its ability to enforce some or all of the rights granted by such patents would be enhanced if the registered owner of such patents was a corporation incorporated under the laws of one of the states of the United States of America; and

WHEREAS, TKE desires to retain all beneficial rights in such inventions, intangibles and any patents covering such inventions and intangibles, including specifically, but not limited to, the right to commercially exploit without limitation such inventions, intangibles and any patents covering the same; and

WHEREAS, TK USA is capable and willing to act as the registered owner of patents for TKE; and

WHEREAS, TKE desires TK USA to perform certain services related to the administration of such patents at the request of TKE; and

WHEREAS, TK USA is capable of and is willing to perform such services; and WHEREAS, TK USA has already obtained patents in its own name under these circumstances.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

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                                    ARTICLE 1
                            APPOINTMENT AS FIDUCIARY

1.1 TK USA hereby confirms and TKE agrees that TK USA, when acquiring and holding any of the patents set froth in Attachment A as from time to time amended ("Patents"), were respectively acting as Trustee and Principal.

1.2 TK USA, as Trustee, hereby irrevocably assigns to TKE all claims and entitlements of whatever nature it acquires or will acquire in the future as a result of being the registered owner of the Patents.

1.3 TK USA shall exercise its rights as registered owner of the Patents in strict compliance with instructions received from TKE.

1.4 TK USA shall promptly notify TKE of any correspondence TK USA receives with respect to the Patents; promptly being understood by the parties to mean within five (5) business days from the date such correspondence is received by TK USA.

1.5 TK USA hereby commits itself to assign registered ownership of the Patents, or any number of them, to TKE at the request of TKE, and to do all such acts necessary for such assignment to become fully effective within the time period prescribed by TKE, provided such time is commercially reasonable.

1.6 TK USA hereby acknowledges that time is of the essence with respect to sections 1.4 and 1.5.

1.7 TKE hereby declares to keep TK USA harmless against any and all claims TKE might become exposed to as a result of being the legal holder of record of the Patents, provided TK USA has acted in accordance with this Agreement with the duty of care ordinarily exercised by a fiduciary.

                                    ARTICLE 2
                             SERVICES TO BE PROVIDED

2.1 During the term of this Agreement, and upon request through meetings, letters, or other oral or written requests as may be appropriate from time to time, TK USA agrees to provide patent portfolio administration services.

2.2 All services rendered under this Agreement shall be provided in the manner requested by TKE.

In addition to the foregoing, TK USA will furnish to TKE such other assistance as is specifically and reasonably requested orally or in writing from time to time, provided such other requested services are within the fields of expertise of TK USA.

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                                    ARTICLE 3
                            EXPENSE RESPONSIBILITIES

3.1 TK USA will provide the services mentioned herein through the assignment of its own personnel and the personnel of its affiliated companies, if applicable. TK USA shall bear the costs of all of its personnel and affiliates, if applicable, and all related operating expenses, including, but not limited to, salaries, benefits, facilities, and travel.

3.2 TKE agrees that TK USA may dispatch a reasonable number of its employees to TKE facilities for consultation on improvement of job performance and job skills with the number and length of such visits to be mutually agreed by the parties. TK USA shall pay the reasonable salaries, travel, living and incidental expenses of any of its personnel who travel to TKE's facilities to receive consultation.

                                    ARTICLE 4
                                  COMPENSATION

4.1 As compensation for the services to be provided by TK USA hereunder, TKE shall pay to TK USA a service fee commensurate to the value of the services provided.

4.2 The parties agree that value is to be calculated as being equal to the fully burdened costs incurred by TK USA in providing such services to TKE, plus a markup.

4.3 For purposes of section 4.2, TK USA's fully burdened costs shall mean all costs incurred by TK USA related to its services under this agreement including but not limited to: salaries and other personnel expenses, including contributions to pension schemes and other social security costs; rent; depreciation of equipment; materials; travel, lodging and communications costs; and, all other costs incurred by TK USA in connection with the rendering of services under this Agreement and allocable to the provision of services pursuant to a reasonable cost allocation method. Costs shall not include any reimbursement for services rendered by TKE to support the operations of TK USA, nor shall it include interest expense.

4.4 Within a commercially reasonable time after the execution of this Agreement, the parties will mutually agree upon the markup to be applied against the cost base set forth in section 4.3

4.5 The parties agree that the service fee called for under section 4.1 shall at all times satisfy the arm's length requirements prescribed by section 482 of the United States' Internal Revenue Code of 1986, as amended, and the regulations thereunder. To that end, the parties agree to periodically review, and if necessary revise, the methodology used to determine TK USA's compensation as set forth in section 4.2, the cost base set forth in section 4.3, and the markup determined under section 4.4.

                                    ARTICLE 5
                              GENERAL PAYMENT TERMS

5.1 Within ninety (90) days following the end of each fiscal quarter, TK USA will issue an invoice to TKE.

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         a.       Within ninety (90) days following the date of receipt of the invoice, or

         b. By offsetting such invoice amount due against any outstanding receivables from TK USA.

                                    ARTICLE 6
                                  DOCUMENTATION

TK USA shall maintain records, in commercially reasonable detail, as to the type and nature of services provided and on the costs of providing said services. On the request of TKE, TK USA shall provide reasonable documentation of the costs taken into account in calculating the service fee. In addition to the foregoing, TKE shall have the right to request the opinion of a qualified certified public accountant that the costs incurred and fees paid hereunder were rendered solely for the purposes specified herein, that the costs were allocated in conformity with the agreement of the parties herein, and that the allocation of costs was in conformity with the standards of independent parties dealing at arm's length from each other.

                                    ARTICLE 7
                                 CONFIDENTIALITY

During the term of this Agreement and thereafter, each party hereto shall keep strictly secret and confidential any and all information acquired from any other party and take reasonable precautions to prevent unauthorized disclosure of such information and shall require all of its officers, employees and designated representatives to whom it is necessary to disclose the same or to whom the same has been disclosed, to keep such information strictly confidential. All proprietary information disclosed by one party to the other party shall remain solely the property of the disclosing party. The obligations imposed by this Article shall not apply with respect to any information furnished by any one party to the other when such information is, or becomes, published or otherwise generally available to the public.

                                    ARTICLE 8
                            DURATION AND TERMINATION

8.1 This Agreement is effective on January 1, 2003, and shall remain effective for an initial term of one (1) year and thereafter shall be automatically renewed for successive terms of one (1) year each unless written notice of an intention to terminate is given by either party hereto at least thirty (30) days prior to the end of the initial term or any one (1) year renewal thereof.

8.2 Either party may at its own option, with or without cause, terminate this Agreement upon thirty (30) days prior written notice to the other party. In the event of a breach of any material obligation hereunder by either party, the non-defaulting party will notify the defaulting party of the breach in writing. If the breach is irreversible and cannot be cured, or if the defaulting party fails to cure the conditions leading to the breach within thirty (30) days, the non-defaulting party may terminate this Agreement immediately by written notice to the defaulting party.

8.3 The provisions of Articles 7 and 9 shall survive any termination or expiration of this Agreement.

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                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 Force Majeure: No failure or omission by either of the parties hereto in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement or create any liability, if such failure or omission is the result of acts of God, war, terror, riot, accidents, compliance with any action or restriction of any government or agency thereof, strikes or labor disputes, inability to obtain suitable raw materials, fuel, power or transportation, or similar circumstances beyond the control of the party hereto, and where not attributable to the negligence of the party hereto.

9.2 Assignment: This Agreement and any rights and obligations hereunder shall not be assignable, transferable or otherwise disposable by either party hereto without mutual consent.

9.3 Amendment: No amendment or changes hereof or addition hereto shall be effective or binding on either of the parties hereto unless set forth in writing and executed by the respective duly authorized representatives of each of the parties hereto.

9.4 Notices: Except as otherwise provided in this Agreement, all notices required or permitted to be given pursuant or in reference to this Agreement shall be in writing and shall be valid and sufficient if dispatched by registered airmail, postage prepaid, addressed as follows:

Tsann Kuen Enterprise Co., Ltd.
5F, No. 331, Sec 1, TiDing Blvd.
Nei hu, Taipei
Taiwan

Tsann Kuen USA, Inc.
2670 East walnut Street
Pasadena, California 91107
U.S.A.

9.5 Independent Contractor and Limitation on Authority: This Agreement does not create a partnership, agency or joint venture, nor does it constitute either party the agent or principal of the other nor does it confer any authority on either party to bind the other party in any way.

9.6 Entire Agreement: This Agreement contains the entire agreement and understanding between the parties hereto with respect to the matters contemplated hereunder. All prior agreements and representations are null and void.

9.7 Language: This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in the determination of the intent of either of the parties hereto.

9.8 Governing Laws: This Agreement shall be governed by the laws of the State of California, U.S.A., excluding its conflict of laws provision. Any legal action or proceeding

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relating to this Agreement shall be instituted in either the California Superior
Court in and for the County of Los Angeles or United States District Court for the Central District of California.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

Tsann Kuen Enterprise Co., Ltd.            Tsann Kuen USA, Inc.

By: _______________________________        By: _________________________________

Title: ____________________________        Title: ______________________________

Date: _____________________________        Date: _______________________________